Exhibit 99.1

News Release

CHIQUITA REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	GAAP net loss of $16 million in 2013 compared to GAAP net loss of $405 million in 2012

•	Adjusted EBITDA[1] of $118 million for 2013 compared to Adjusted EBITDA of $70 million in 2012

CHARLOTTE - February 27, 2014 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full year 2013. The company reported GAAP net loss of $16 million in 2013 compared to GAAP net loss of $405 million for the full year 2012. GAAP operating income for 2013 was $50 million compared to a loss of $254 million in 2012. The company also reported comparable operating income[1] of $53 million for 2013 compared to comparable operating income of $7 million for 2012.

For the fourth quarter of 2013, Chiquita reported GAAP net loss of $31 million compared to GAAP net loss of $333 million for the fourth quarter of 2012. GAAP operating loss for the fourth quarter of 2013 was $17 million compared to a loss of $205 million in the same period in 2012. The company also reported comparable operating loss[1] of $14 million in the fourth quarter of both 2013 and 2012.

“Chiquita’s improved results in 2013 reflect our decision to return our focus to the core businesses, and the first full year of execution” said Ed Lonergan, Chiquita’s president and chief executive officer. “Throughout the year and into the fourth quarter, we grew sales volume in both our North American banana business and our retail packaged salad business, and we continued to leverage our premium brand in the European banana market. We exited non-core, unprofitable businesses and delivered our promised SG&A and value chain efficiency initiatives in the year.”

Lonergan continued, “While we continued to make progress against our strategic initiatives in the quarter, we did face continued headwinds from the startup of the new consolidated Midwest salads production facility, which are now largely behind us. As well, we faced certain challenges in the supply and pricing of our raw products. We faced a large oversupply of bananas in the quarter which negatively impacted the weekly trading markets globally. The market is only now moving back toward balance. In addition, in our salad business, we experienced early quarter iceberg supply shortages and late quarter oversupply of raw salad products as a result of weather across our growing regions. Despite the challenges, we made substantial progress in the year and remain on glidepath in 2014 to deliver our long term financial targets.”

[1]Amounts exclude certain items described below under “Non-GAAP Measurements and Items Affecting Comparability.”

2013 FULL YEAR SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating income (loss)
(in millions)	2013	2012
Operating income (loss) (U.S. GAAP)	$50	$(254)
Goodwill and trademark impairments	—	182
Danone JV investment impairment	—	32
Headquarters relocation and restructuring	—	35
Exit activities	2	7
Shipping reconfiguration	—	6
Recovery of grower receivables	(1)	(2)
Other	2	—
Comparable operating income (Non-GAAP)	53	7
Depreciation and amortization	65	63
Adjusted EBITDA (Non-GAAP)	$118	$70
Columns may not total due to rounding.

Bananas: Net sales remained consistent year-on-year at $2.0 billion primarily due to lower volumes in Europe and the Middle East, principally resulting from the strategic decision to prioritize profitability over volume, and lower weekly market prices in North America, offset by higher banana sales volumes in North America and higher local pricing in Europe. Operating income on a GAAP basis was $112 million in 2013 compared to operating income of $77 million for the full year 2012 as a result of lower logistics costs, partially offset by the geographic mix of sales volumes. Comparable operating income increased to $112 million in 2013 from Comparable operating income of $83 million in 2012.

Salads and Healthy Snacks: Net sales increased to $967 million in 2013 from $953 million in 2012 due to higher volume sales of retail value-added salads and higher prices of healthy snacks partially offset by lower volume sales of processed fruit ingredients and the exit of non-core businesses in the year. Operating loss on a GAAP basis was $8 million for 2013 compared to a loss of $218 million for full year 2012. Comparable operating loss was $6 million for 2013 compared to Comparable operating loss of $4 million for full year 2012. Higher net sales in the segment were offset by $18 million of transition and start-up costs related to the Midwest plant consolidation as well as increased raw product costs caused by adverse growing conditions.

Selling, general and administrative (SG&A): SG&A decreased 15 percent to $235 million for the full year 2013 as a result of the restructuring initiatives announced in August 2012 and disciplined resource management through the year. SG&A reductions were achieved despite increased performance-based incentive compensation accruals due to achieving certain improved financial results.

Cash, debt and liquidity: Cash flow from operations was $91 million for full year 2013 compared to $33 million for full year 2012. At December 31, 2013, cash and equivalents were $54 million, and the company had $86 million of availability under its ABL facility.

2013 FOURTH QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating income (loss)
(in millions)	2013	2012
Operating income (loss) (U.S. GAAP)	$(17)	$(205)
Goodwill and trademark impairments	—	180
Danone JV investment impairment	—	4
Headquarters relocation and restructuring	—	5
Exit activities	1	3
Other	2	—
Comparable operating income (Non-GAAP)	(14)	(14)
Depreciation and amortization	18	17
Adjusted EBITDA (Non-GAAP)	$4	$3
Columns may not total due to rounding.

Bananas: Net sales remained constant year-on-year at $488 million primarily due to higher banana sales volumes in North America, partially offset by lower volumes in Europe, resulting from the strategic decision to prioritize profitability over volume, and the geographic mix of sales volumes. Operating income on a GAAP basis was $10 million for the quarter compared to $31 million for the fourth quarter of 2012. Comparable operating income decreased to $10 million in the fourth quarter of 2013 compared to Comparable operating income of $31 million in the same period of 2012 as a result of low seasonal prices for excess supply sold in trading markets.

Salads and Healthy Snacks: Net sales increased 2 percent to $228 million due to higher volume sales of retail value-added salads partially offset by lower volume sales of processed fruit ingredients. Operating loss on a GAAP basis was $12 million for the quarter compared to a loss of $202 million for the fourth quarter of 2012. Comparable operating loss was $11 million for the fourth quarter of 2013 compared to a Comparable operating loss of $18 million in the same period of 2012. Higher net sales of retail value-added salads were partially offset by $3 million of transition and start-up costs related to the Midwest plant consolidation as well as increased raw product costs caused by adverse growing conditions.

OUTLOOK
Chiquita remains focused on its “return to the core” strategy and on operating a branded commodity produce business with excellence. The company believes the actions it is taking position the company to remain on glidepath to the long term EBIT margin targets - to achieve run-rate target EBIT margins of 4% for Bananas and 7-8% for Salads by the end of 2015.
The company’s focus in 2014 will be upon:

•	Disciplined contract renewals and acquisitions

•	Accelerated pace of core innovation, especially in salads

•	Continued focus on productivity enhancements, especially in production and logistics

•	Continued discipline in SG&A

•	Sourcing partnerships with key suppliers

•	Shipping partnerships and rotations that drive efficiencies

•	Cycling out of the substantial 2013 Midwest plant transition costs and raw material weather impacts in salads

•	Prudent capital spending, with a focus on farm, port and plant productivity enhancements
These expectations do not include any unforeseen weather, other event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	FY 2013	FY 2014
(in millions)	Actual	Estimated
Capital expenditures	$49	$55-60
Depreciation & amortization	65	60-65
Gross interest expense [1]	61	55-60

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $11 million for 2013 and $10 million for 2012.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 9:00 a.m. EST today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-888-220-8474 in the United States and +1-913-312-1451 from international locations and providing the conference code 1572250. To access the telephone replay, dial 1-888-203-1112 from the United States and +1-719-457-0820 from international locations and enter the confirmation code 1572250.

CONTACTS      Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable operating income, comparable operating margin and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Goodwill and trademark impairments: Goodwill and indefinite-lived intangible assets, such as trademarks, are subject to an annual impairment review each fourth quarter. Based on the 2012 fourth quarter impairment analysis, the company recorded a non-cash impairment charge to goodwill of $157 million and a non-cash impairment charge to the Fresh Express trademark of $23 million. These impairment charges are the result of lower operating performance of its retail salad business, lower retail salad volumes, lower perceived valuation multiples in the packaged salad industry and continuing demand for private label versus branded products. These goodwill and trademark impairments are excluded from the comparable results of the Salads and Healthy Snacks segment. During the third quarter of 2012, the company also recorded a $2 million non-cash impairment charge to goodwill related to a non-core business as a result of the change in strategic focus announced with the restructuring plan, which is excluded from comparable reporting of Corporate costs.

•
Danone JV investment impairment: In the third quarter of 2012, the company recognized $28 million to fully impair its 49% equity-method investment and related costs and to record probable funding obligations to the Danone JV, which are excluded from comparable results of the Salads and Healthy Snacks segment. In the fourth quarter of 2012, changes in the estimated funding obligations resulted in the recognition of additional charges of $4 million.

•
Headquarters relocation and restructuring: In November 2011, the company announced its plan to relocate its corporate headquarters to Charlotte, North Carolina. The relocation was completed in 2012. The company recognized expenses of $3 million in the fourth quarter of 2012 and $20 million during 2012. The company recognized minor remaining costs during 2013. Relocation costs are excluded from comparable reporting of Corporate costs. Also in August 2012, Chiquita announced a company restructuring supporting the goal of increasing profitability in its core businesses, resulting in at least $60 million of annual savings. The company recognized $2 million and $16 million of restructuring costs, including $9 million of severance expenses during the fourth quarter and full year of 2012. Cash payments related to the restructuring plan are expected to continue through 2014, primarily related to severance payments to the former Chief Executive Officer. Restructuring costs are excluded from comparable reporting of Corporate costs.

•
Exit activities: In the first and fourth quarters of 2013, comparable operating loss of the Salads and Healthy Snacks segment excludes $1 million each quarter, of severance expenses and inventory write-offs related to discontinued products. In the fourth quarter of 2012, the company recognized $2 million of estimated lease exit expense, net of estimated future sublease income, which is excluded from comparable results of Corporate costs and $1 million of estimated lease exit expense excluded from comparable results of the Other Produce segment. The first nine months of 2012 comparable operating results also exclude $3 million of expense from the Salads and Healthy Snacks segment and $2 million from the Other Produce segment for asset write-offs and severance, related to discontinued products and activities.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which provided more than $12 million of annualized cost savings, net of transition costs that included expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 for net losses on certain ship sublease contracts. These sublease losses did not recur in 2013 since primary leases for vessels expiring at the end of 2012 were not renewed.

•
Recovery of grower receivables: In 2011, $32 million was reserved for the remaining carrying value of advances made to a Chilean grower. The company recovered $1 million in the third quarter of 2013, and $2 million for full year 2012 of these advances, through the bankruptcy process and continues to seek additional recoveries. These recoveries are excluded from comparable results of the Other Produce segment.

•
Other: In the fourth quarter of 2013 the company recognized $1 million related to legal expenses which are excluded from comparable results of Other Produce segment. Also in the fourth quarter of 2013 the company recognized $1 million related to relocation and hiring expenses which are excluded from comparable Corporate costs.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$748	$738	$3,057	$3,078
Operating expenses:
Cost of sales	691	667	2,708	2,743
Selling, general and administrative	57	72	235	276
Depreciation	15	14	56	54
Amortization	2	2	9	9
Equity in (earnings) losses of investees	—	2	—	33
Reserve for (recovery of) grower receivables, net	—	—	(1)	(1)
Restructuring and relocation costs	—	5	—	35
Goodwill and trademark impairments	—	180	—	182
Operating income (loss)	(17)	(205)	50	(254)
Interest income	1	1	3	3
Interest expense	(16)	(12)	(61)	(45)
Loss on debt extinguishment	—	—	(6)	—
Other income (expense), net	2	(2)	4	(2)
Income (loss) from continuing operations before income taxes	(31)	(218)	(11)	(298)
Income tax (expense) benefit	(1)	(112)	(5)	(105)
Income (loss) from continuing operations	(31)	(331)	(16)	(403)
Loss from discontinued operations	—	(2)	—	(2)
Net income (loss)	$(31)	$(333)	$(16)	$(405)

Basic earnings per share:
Continued operations	$(0.67)	$(7.14)	$(0.34)	$(8.75)
Discontinued operations	$—	$(0.04)	$—	$(0.04)
	$(0.67)	$(7.18)	$(0.34)	$(8.79)

Diluted earnings per share:
Continued operations	$(0.67)	$(7.14)	$(0.34)	$(8.75)
Discontinued operations	$—	$(0.04)	$—	$(0.04)
	$(0.67)	$(7.18)	$(0.34)	$(8.79)

Shares used to calculate basic earnings per share	46.8	46.3	46.6	46.1
Shares used to calculate diluted earnings per share	46.8	46.3	46.6	46.1

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions, except share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and equivalents	$54	$51
Trade receivables, less allowances of $20 and $19, respectively	252	285
Other receivables, net	56	65
Inventories	211	220
Prepaid expenses	50	41
Other current assets	7	18
Total current assets	629	680
Property, plant and equipment, net	391	395
Investments and other assets, net	108	82
Trademarks	426	426
Goodwill	18	18
Other intangible assets, net	87	96
Total assets	$1,659	$1,698
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2	$65
Accounts payable	248	275
Accrued liabilities	158	141
Total current liabilities	409	480
Long-term debt and capital lease obligations, net of current portion	629	541
Accrued pension and other employee benefits	77	75
Deferred gain – sale of shipping fleet	6	20
Deferred tax liabilities	104	112
Other liabilities	60	100
Total liabilities	1,285	1,327
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, $.01 par value (46,829,913 and 46,317,433 shares outstanding, respectively)	—	—
Capital surplus	840	835
Accumulated deficit	(440)	(424)
Accumulated other comprehensive (loss)	(26)	(41)
Total shareholders' equity	374	370
Total liabilities and shareholders' equity	$1,659	$1,698

Columns may not total due to rounding.

Exhibit C:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – in millions)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Cash (used) provided by:
OPERATIONS
Net income (loss)	$(31)	$(333)	$(16)	$(405)
Loss from discontinued operations	—	2	—	2
Depreciation and amortization	18	17	65	63
Goodwill and trademark impairments	—	180	—	182
Equity in (earnings) losses of investees	—	2	—	33
Loss on debt extinguishment	—	—	6	—
Deferred income taxes	(9)	101	(9)	93
Reserve for trade receivables	2	5	5	14
Reserve for grower receivables	—	—	—	1
Amortization of discount on Convertible Notes	3	3	11	10
Amortization of gain on sale of the shipping fleet	(4)	(3)	(14)	(14)
Stock-based compensation	1	2	6	8
Restructuring related asset impairments	—	—	—	5
Changes in current assets and liabilities:
Trade receivables	23	15	31	(37)
Other receivables	10	7	10	(2)
Inventories	15	7	4	15
Prepaid expenses and other current assets	(3)	5	(11)	(1)
Accounts payable and accrued liabilities	(10)	(15)	15	8
Other liabilities	(4)	6	(1)	31
Other	(10)	10	(11)	26
Operating cash flow	—	11	91	33
INVESTING
Capital expenditures	(13)	(17)	(49)	(53)
Contribution to equity-method investment	(5)	—	(18)	—
Net proceeds from sale of:
Equity method investments	1	1	3	3
Other long-term assets	1	3	10	5
Other, net	—	—	4	(2)
Investing cash flow	(17)	(13)	(51)	(48)
FINANCING
Issuances of long-term debt	—	—	429	—
Repayments of long-term debt and capital lease obligations	(1)	(4)	(413)	(17)
Borrowings under the ABL Revolver	—	—	37	—
Repayments of the ABL Revolver	—	—	(37)	—
Borrowings under the Credit Facility Revolver	—	20	—	70
Repayments of the Credit Facility Revolver	—	—	(40)	(30)
Payments for debt modification and issuance costs	—	—	(14)	(2)
Financing cash flow	(1)	16	(38)	21
Increase (decrease) in cash and equivalents	(18)	14	3	6
Balance at beginning of period	72	37	51	45
Balance at end of period	$54	$51	$54	$51

Columns may not total due to rounding.

Exhibit D:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - FOURTH QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended December 31,		Better (Worse)	Twelve Months Ended December 31,		Better (Worse)
	2013	2012	vs. 2012	2013	2012	vs. 2012
Net sales by segment
Bananas	$488	$486	0.3%	$1,970	$1,985	(0.8)%
Salads and Healthy Snacks	228	223	1.9%	967	953	1.5%
Other Produce	32	28	16.6%	121	140	(13.7)%
	$748	$738	1.4%	$3,057	$3,078	(0.7)%
Comparable operating income (loss) [1]
Bananas	$10	$31	(67.5)%	$112	$83	34.0%
Salads and Healthy Snacks	(11)	(18)	37.2%	(6)	(4)	(48.3)%
Other Produce	(3)	(5)	25.2%	(3)	(17)	85.2%
Corporate	(10)	(22)	56.8%	(51)	(56)	9.4%
	$(14)	$(14)	(3.6)%	$53	$7	703.1%
Comparable operating margin by segment [1]
Bananas	2.1%	6.4%	(4.3) pts	5.7%	4.2%	1.5 pts
Salads and Healthy Snacks	(4.9)%	(7.9)%	3.0 pts	(0.6)%	(0.4)%	(0.2) pts
Other Produce	(10.8)%	(16.8)%	6.0 pts	(2.1)%	(12.3)%	10.2 pts

GAAP SG&A as a percent of net sales	7.6%	9.8%	2.3 pts	7.7%	9.0%	1.3%

Company banana sales volume (40 lb. boxes)
North America	18.5	17.0	8.7%	72.7	65.8	10.4%
Core Europe [3]	7.6	8.9	(14.7)%	33.2	38.1	(12.8)%
Mediterranean	5.8	3.0	96.6%	14.5	11.2	29.8%
Middle East	1.3	1.7	(20.3)%	4.5	6.7	(33.0)%
Europe and the Middle East	14.7	13.5	9.1%	52.2	56.0	(6.7)%
Total banana sales volume	33.3	30.5	8.9%	124.9	121.8	2.5%
Banana Pricing
North America [2]			(1.5)%			(2.3)%
Core Europe: [3]
Local currency			4.5%			5.6%
Currency exchange impact			5.3%			3.0%
Core Europe U.S. Dollar Basis			9.8%			8.6%
Mediterranean			(29.7)%			(9.1)%
Middle East			4.8%			(0.8)%
Europe and the Middle East			(7.7)%			2.6%
Retail value-added salads
Volume (12-count cases)	11.7	10.9	7.4%	48.6	46.7	4.1%
Pricing, including mix			3.8%			0.7%
Euro average exchange rate, spot (dollars per euro)	$1.36	$1.29	5.0%	$1.33	$1.28	3.2%
Euro average exchange rate, hedged (dollars per euro)	$1.28	$1.27	0.6%	$1.27	$1.29	(1.2)%
Columns may not total due to rounding.
[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP Measurements and Items Affecting Comparability.”
[2] North America pricing includes fuel-related and other surcharges.
[3] The company's Core Europe includes the 28 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit E:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2013 vs. 2012
(Unaudited—in millions)

	Q4	YTD
Net sales:
Change in euro exchange rate	$9	$23
Change in realized hedging loss [1]	(6)	(26)
Effect on net sales	3	(2)
Local costs increase	(2)	(5)
Change in balance sheet translation gain [2]	2	3
Net effect on operating income (loss)	$2	$(4)

Columns may not total due to rounding.

[1]
Fourth quarter hedging loss was $9 million in 2013 versus $3 million loss in the same period of 2012. For the twelve months of 2013, hedging loss was $25 million in 2013 versus $1 million gain in the same period of 2012.

[2]
Fourth quarter balance sheet translation was a net gain of $1 million in 2013 and $1 million loss in the same period 2012. Balance sheet translation in the full year was a net loss of $2 million in 2013 and a net loss of $5 million in 2012.